EXHIBIT 99.2

[GRAND PREMIER LOGO]

GRAND PREMIER FINANCIAL, INC.
486 West Liberty Street
Wauconda, Illinois 60084
Telephone: (847) 487-1818

[mailing date]

Dear Fellow Stockholder:

            On behalf of the Board of Directors of Grand Premier Financial, Inc., I cordially invite you to attend the Special Meeting of Stockholders of Grand Premier Financial, Inc. to be held on February 22, 2000 at 9:00 a.m., local time, at Grand National Bank, 3 Nelson C. White Parkway, Mundelein, Illinois 60060.

            At this important meeting, Grand Premier's common stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 9, 1999, among Grand Premier, Old Kent Financial Corporation, and a wholly-owned subsidiary of Old Kent under which Old Kent will acquire Grand Premier. Under the terms of the Agreement and Plan of Merger, each share of Grand Premier common stock will be converted into 0.4231 of a share of Old Kent common stock, and each share of Grand Premier preferred stock will be exchanged for one share of Old Kent preferred stock with substantially identical terms. Cash will be paid in lieu of fractional shares of common stock. A copy of the notice of meeting and a prospectus and proxy statement are enclosed. The terms of the Agreement and Plan of Merger, as well as other important information relating to Old Kent, Grand Premier, and the combined company, are contained in the prospectus and proxy statement. Please give this document your careful attention.

            The Board of Directors of Grand Premier has determined that the Agreement and Plan of Merger and the proposed merger are in the best interests of the stockholders of Grand Premier, and unanimously recommends that Grand Premier's common stockholders vote "FOR" the approval and adoption of the Agreement and Plan of Merger.

            Because of the significance of the proposed merger to Grand Premier, your participation in the special meeting, in person or by proxy, is especially important. An abstention or failure to vote at the special meeting or the failure to return a proxy will have the same effect as a vote "against" the approval and adoption of the Agreement and Plan of Merger.

            Whether or not you plan to attend the special meeting, please read the enclosed prospectus and proxy statement and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. Please note that you may revoke your proxy and vote in person at the meeting even if you have previously returned the proxy card. If your shares are not registered in your own name, you will need to obtain additional documentation from the record holder in order to vote in person at the meeting.

            Thank you for your prompt attention to this important matter.

Sincerely, Richard L. Geach President and Chief Executive Officer